Altus Power, Inc. Announces Definitive Agreement to Acquire
Approximately 220 Megawatts from True Green Capital Management LLC

Altus Power’s portfolio of solar and storage assets expected to grow to approximately
690 megawatts across 24 states

STAMFORD, CT, December 27, 2022 – Altus Power, Inc. (“Altus Power” or the “Company”) (NYSE: AMPS), a premier independent developer, owner and operator of commercial-scale solar facilities, today announced that it entered a definitive agreement to acquire approximately 220 megawatts (MW) of newly developed and in construction solar assets for approximately $293 million from funds managed by True Green Capital Management LLC (“TGC”). Altus Power and TGC currently expect the transaction will close during first quarter of 2023 upon satisfaction of certain closing conditions. The Company intends to fund the transaction with its long-term funding facility led by Blackstone Structured Finance and cash on hand.
“We are excited to welcome this new set of customers to the Altus Power brand, deepening our reach, particularly in New York and California, where a majority of the assets in this portfolio were developed and constructed by our partner, TGC,” said Gregg Felton, Co-CEO of Altus Power. “TGC has a long history of successfully investing in commercial-scale solar with underwriting standards consistent with our own. Altus Power’s strengths in asset on-boarding and long-term customer servicing combined with our scalable funding architecture create a natural partnership.”
Panos Ninios, Managing Partner and Co-Founder of TGC agreed, “Altus Power's capacity to execute with efficiency and focus on building long-term relationships has made them an extremely valuable partner in both of our transactions. They share our founding belief that commercial-scale distributed solar generation is the most attractive segment of our industry. Our collaboration has facilitated TGC’s successful forays into new solar markets.”
Robert Camacho, Co-Head of Asset Based Finance within Blackstone’s Structured Finance Group, added, “We are pleased to expand our long-standing strategic partnership with Altus Power as it continues to meet the growing demand for low cost, renewable energy across the country. Our investment-grade rated long-term funding facility provides Altus Power with competitive financing in this rapidly growing market.”
The acquired portfolio, once closed, will promptly add approximately 207 MW of commercial-scale solar assets to Altus Power’s operations, with the remaining 13 MW in the final stages of construction and expected to be completed in the coming months. This portfolio offers additional scale in Altus Power’s existing markets including California, Colorado, Illinois, Massachusetts, New Jersey, and New York and provides entry into two new markets of Delaware and South Carolina.
Altus Power expects to own, operate and service these new assets and new customer relationships over the long-term with the potential to offer additional electrification solutions, including battery storage, as well as electric vehicle or fleet charging stations.

About Altus Power, Inc.
Altus Power, based in Stamford, Connecticut, is the premier independent commercial-scale clean electrification company serving commercial, industrial, public sector and community solar customers with end-to-end solutions. Altus Power originates, develops, owns and operates locally-sited solar generation, energy storage and charging infrastructure across the nation. Visit www.altuspower.com to learn more.

About True Green Capital Management LLC

TGC is a specialized renewable energy infrastructure private equity firm based in Westport, Connecticut and manages over $1 billion in equity capital, including $660 million in its most recently closed fund, TGC Fund IV, LLC. Having developed the capabilities of a direct operating business, TGC has raised four private equity funds and invested into distributed solar power generation portfolios across 14 U.S. states delivering clean, reliable renewable energy with an increasing focus in the UK and the European Union. The firm was founded in July 2011 and is led by a team of investment professionals with a proven track record and the demonstrated capacity to originate, finance, construct, and operate distributed renewable power generation projects at institutional scale. To learn more, visit https://truegreencapital.com/

Forward-Looking Statements
This press release contains forward-looking statements. Forward-looking statements may be identified by the use of words such as “believes,” “expects,” “intends,” “aims,” “may,” “could,” “will,” “should,” “plans,” “projects,” “forecasts,” “seeks,” “anticipates,” “goal,” “objective,” “target,” “estimate,” “future,” “outlook,” “vision,” or variations of such words or similar terminology that predict or indicate future events or trends or that are not statements of historical matters. These statements, which involve risks and uncertainties, relate to expectations regarding the ability of Altus Power and the other parties to close the transaction in a timely manner or at all, statements regarding the benefits of the proposed acquisition of the approximately 220 MW of both operating or development solar assets, expectations regarding our operations and performance of these solar assets, expectations regarding our relationships with new customers as a result of these acquisitions, and the expected timing of the closing of the proposed acquisition and other transactions contemplated by the definitive agreements. These statements are based on Altus Power’s management’s current expectations and beliefs, as well as a number of assumptions concerning future events.
Such forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside Altus Power’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements. These risks, uncertainties, assumptions and other important factors include, but are not limited to: (1) the risk that the acquisition may not close in the anticipated timeframe or at all due to a closing condition not being met; (2) the ability of Altus Power to recognize the benefits of any completed acquisitions or acquisitions that Altus Power may transact in the future, including the acquisition of these solar assets; (3) failure to obtain required consents or regulatory approvals in a timely manner or otherwise; (4) the ability of Altus Power to successfully integrate the acquisition of solar assets into its business and generate profit from their operations; (5) the ability of Altus Power to retain customers and maintain and expand relationships with business partners, suppliers and customers; (6) the risk of litigation and/or regulatory actions related to the proposed acquisition of solar assets; (7) the possibility that Altus Power may be adversely affected by other economic, business, regulatory and/or competitive factors; and (8) the impact of COVID-19, inflationary pressures, and supply chain issues on Altus Power’s business.
Additional factors that could cause actual results to differ materially from those expressed or implied in forward-looking statements can be found under the heading “Risk Factors” in Altus Power’s Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on March 24, 2022, Altus Power’s Form 10-Q filed with the SEC on November 14, 2022, as well as the other information the Company files with the SEC. New risks and uncertainties arise from time to time, and it is impossible for Altus Power to predict these events or how they may affect the Company. You are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made and the information and assumptions underlying such statement as known by Altus Power on the date such statement was made, and Altus Power undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, changes in expectations, future events or otherwise.
This press release is not intended to be all-inclusive or to contain all the information that a person may desire in considering an investment in Altus Power and is not intended to form the basis of an investment decision in Altus Power. All subsequent written and oral forward-looking statements concerning Altus Power or other matters and attributable to Altus Power or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above.

Altus Power Contacts:

Chris Shelton, Head of IR
InvestorRelations@altuspower.com

True Green Contacts:

Christina Anzel
Director of Investor Relations & ESG
Mobile: + 1 917 608 3550
media@truegreencapital.com